Exhibit 99.1

NEWS RELEASE
DEL MONTE FOODS COMPANY REPORTS
FISCAL 2008 THIRD QUARTER RESULTS

San Francisco, CA — February 28, 2008 — Del Monte Foods Company (NYSE: DLM):
Announcement Highlights
•	Third quarter net sales growth of 10.4% primarily reflects strong volume growth from existing and new products as well as net pricing actions.

•	Diluted EPS from continuing operations of $0.26 (includes $0.02 for transformation) compares to $0.22 in Q3F07 (which included $0.04 for transformation, integration, and purchase accounting).

•	F08 net sales growth guidance increased to 7%-9% from 5%-7% above F07 net sales of $3.4 billion.

•	Diluted EPS from continuing operations guidance of $0.64-$0.68 (including $0.08 for transformation) in F08 maintained.
Del Monte Foods Third Quarter Results
Del Monte Foods today reported net sales for the third quarter fiscal 2008 of $1,001.1 million compared to $907.2 million last year, an increase of 10.4%. Income from continuing operations was $53.3 million, or $0.26 earnings per share from continuing operations (EPS), compared to $45.1 million, or $0.22 EPS in the previous year. Results for the third quarter fiscal 2008 include $0.02 of transformation-related expense, as compared to third quarter fiscal 2007 results, which included $0.04 of transformation-related expense, purchase accounting impact, and integration expense.
“We delivered another quarter of strong top-line performance, driven by solid volume growth, share performance, and new product success combined with effective execution,” said Richard

G. Wolford, Chairman and CEO of Del Monte Foods. “However, our Company continues to experience aggressive cost input increases, primarily reflecting rapidly accelerating commodity costs as well as higher fish costs, both of which continue to pressure earnings. To combat these pressures, in addition to driving costs out of the Company, we have since the beginning of fiscal 2008 announced pricing across the vast majority of the business — including a second pricing action of the fiscal year in our pet categories and a recent pricing action in fruit. We believe these pricing actions, combined with our cost reduction programs, transformation initiatives and innovation execution, will successfully combat these margin pressures and continue to build the long-term health of Del Monte. Importantly, we continue to expect to create value from our ongoing strong cash flow.”
The 10.4% increase in net sales for the quarter was driven primarily by volume growth in Consumer Products. New product growth and net pricing (primarily from Fall 2006 Fruit and Spring 2007 Pet pricing actions) also contributed to net sales growth.
Third quarter EPS of $0.26 was up $0.04 from third quarter fiscal 2007 EPS of $0.22. The positive impact of the topline growth, while significant, was more than offset by year-over-year increases in inflationary and other operational costs, particularly pet ingredient costs and fish costs. Contributing positively to the quarter was the gain from the sale of the S&W trademark and related assets in the Eastern Hemisphere, the absence of 2 cents of purchase accounting and integration related to the Meow Mix and Milk-Bone acquisitions, and lower interest expense.
As part of the Company’s three-year, $200 million share repurchase authorization, the Company repurchased approximately 5.13 million shares of the Company’s common stock for approximately $47.5 million during the third quarter. The Company began purchasing shares under this authorization in mid-October 2007 and, fiscal year-to-date, has repurchased approximately 5.37 million shares of the Company’s common stock for approximately $50.0 million.
Reportable Segments — Third Quarter Results
Consumer Products
 For the third quarter, Consumer Products net sales were $624.8 million, an increase of 13.4% from net sales of $551.0 million in the prior year period. The increase in Consumer Products net sales was driven by gains across the business, particularly in fruit and vegetables, driven by the Company’s successful merchandising during the Thanksgiving and holiday related promotion periods.
Consumer Products operating income increased 24.6% from $52.4 million in the third quarter fiscal 2007 to $65.3 million in the third quarter fiscal 2008. The positive impact from the topline growth mentioned above was partially offset by higher inflationary and other operational costs, primarily fish. Also contributing to the increase in operating income was the gain on the sale of the S&W trademark and related assets in the Eastern Hemisphere.
Pet Products
For the third quarter, Pet Products net sales were $376.3 million, an increase of 5.6% over net sales of $356.2 million in the prior year period. The increase was driven primarily by new pet food products and net pricing in both pet food and pet snacks.
Pet Products operating income decreased 9.8% from $77.2 million in third quarter fiscal 2007 to $69.6 million in third quarter fiscal 2008. The decline in operating income was driven by higher inflationary and other costs, primarily grains as well as fats and oils costs. Partially offsetting higher costs was net pricing. The absence of purchase accounting impact and integration expense related to the Meow Mix and Milk-Bone acquisitions contributed positively to the quarter.
Third Quarter EPS

Q3A
Fiscal 2008	$0.26
Includes:
F08 Transformation-related expenses	($0.02)

Q3A
Fiscal 2007	$0.22
Includes:
F07 Transformation-related expenses	($0.02)
F07 Integration expense	($0.01)
F07 Purchase accounting impact	($0.01)

Del Monte Foods Nine Months Ended January 27, 2008 Results
The Company reported net sales for the first nine months of fiscal 2008 of $2,692.7 million compared to $2,474.8 million last year, an increase of 8.8%. Income from continuing operations was $83.5 million, or $0.41 EPS, compared to $76.2 million, or $0.37 EPS in the previous year. Results for the first nine months of fiscal 2008 include $0.04 of transformation-related expenses, as compared to the first nine months of fiscal 2007 results, which included $0.09 of transformation-related expense, $0.03 of integration expense, and $0.03 of purchase accounting impact.
The 8.8% increase in net sales was driven primarily by volume gains, reflecting solid existing product growth primarily in Consumer Products, solid new product growth across the Company, and a full quarter impact of the Meow Mix and Milk-Bone acquisitions in the first quarter of fiscal 2008 versus the prior year. Net pricing also contributed to the net sales increase.
EPS for the first nine months of fiscal 2008 of $0.41 was up versus the first nine months of fiscal 2007 EPS of $0.37. The impact from the positive topline was more than offset by significant year-over-year increases in inflationary and other operational costs. Benefiting EPS in the first nine months of fiscal 2008 was the absence of $0.06 of purchase accounting and integration related to the acquisitions as well as $0.05 of lower transformation expense, as compared to the first nine months of the prior year.
First Nine Months EPS

Q1 + Q2 + Q3 A
Fiscal 2008	$0.41
Includes:
F08 Transformation-related expenses	($0.04)

Q1 + Q2 + Q3 A
Fiscal 2007	$0.37
Includes:
F07 Transformation-related expenses	($0.09)
F07 Integration expense	($0.03)
F07 Purchase accounting impact	($0.03)

Outlook
Fourth Quarter Fiscal 2008
For the fiscal 2008 fourth quarter, the Company expects to deliver sales growth of approximately 6% to 8% over net sales of $940.1 million in the fourth quarter of fiscal 2007. Diluted EPS from continuing operations is expected to be approximately $0.23 to $0.27, including $0.04 of transformation-related expense, as compared to $0.18 in the fourth quarter of fiscal 2007, which included $0.04 of transformation-related expense, purchase accounting impact and integration expense.
Factors Impacting Fourth Quarter Guidance1

	Q1A	Q2A	Q3A	Q1 + Q2 +Q3 A	Q4E
Fiscal 2008	$0.02	$0.13	$0.26	$0.41	$0.23-$0.27
Includes:
F08 Transformation-related expenses	($0.01)	($0.01)	($0.02)	($0.04)	($0.04)

	Q1A	Q2A	Q3A	Q1 + Q2 +Q3 A	Q4A

Fiscal 2007	$0.04	$0.12	$0.22	$0.37	$0.18
Includes:
F07 Transformation-related expenses	($0.03)	($0.03)	($0.02)	($0.09)	($0.03)
F07 Integration expense	($0.01)	($0.02)	($0.01)	($0.03)	($0.01)
F07 Purchase accounting impact	($0.01)	($0.01)	($0.01)	($0.03)	($0.00)

[1]	May not sum due to rounding.
Fiscal 2008
For fiscal 2008, the Company is increasing its net sales growth target to 7% to 9% over fiscal 2007 net sales of $3,414.9 million. This compares to its previous target of 5% to 7% net sales growth. The increase in net sales growth is driven by the Company’s successful merchandising during the Thanksgiving and holiday related promotion periods in the third quarter fiscal 2008, and the expectation of continued momentum in the fourth quarter fiscal 2008.
The Company is maintaining its fiscal 2008 EPS from continuing operations target of $0.64 to $0.68 (including $0.08 of transformation-related expenses). The Company reported $0.55 diluted EPS from continuing operations in fiscal 2007, which included $0.19 of transformation-related expense, purchase accounting impact and integration expense.

Factors Impacting Fiscal Year Guidance

	Full Year
	F08E	F07A
	$0.64-$0.68	$0.55
Includes:
Transformation-related expenses	($0.08)	($0.11)
Integration expense	—	($0.04)
Purchase accounting impact	—	($0.04)
The Company continues to expect fiscal 2008 cash provided by operating activities, less cash used in investing activities, in the range of $180 to $200 million.
Operating Income and EPS Impact of Transformation, Integration, and Purchase
Accounting Factors by Reportable Segment

	Pet Products	Consumer Products	Corporate	Total		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A
F08 Q3
Transformation-related expenses	($0.3)	($0.2)	($5.2)	($5.7)	($0.02)	$0.0	($5.7)
Integration expense	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0
Purchase accounting impact	$0.0	$0.0	$0.0	$0.0	$0.00	$0.0	$0.0

Total	($0.3)	($0.2)	($5.2)	($5.7)	($0.02)	$0.0	($5.7)

	Pet Products	Consumer Products	Corporate	Total		Total Included in:
	OI	OI	OI	OI	EPS	COGS	SG&A
F07 Q3
Transformation-related expenses	$0.2	($1.9)	($5.2)	($6.9)	($0.02)	($1.7)	($5.2)
Integration expense	($2.3)	$0.0	$0.0	($2.3)	($0.01)	($0.2)	($2.1)
Purchase accounting impact	($3.0)	$0.0	$0.0	($3.0)	($0.01)	($3.0)	$0.0

Total	($5.1)	($1.9)	($5.2)	($12.2)	($0.04)	($4.9)	($7.3)

[1]	May not sum due to rounding.

Webcast Information
Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2008 third quarter results and fourth quarter and full year outlook at 7:00 a.m. PT (10:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q3 2008 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical, quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.
About Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating more than $3.4 billion in net sales in fiscal 2007. With a powerful portfolio of brands including Del Monte®, StarKist®, S&W®, Contadina®, College Inn®, Meow Mix®, Kibbles ‘n Bits®, 9Lives®, Milk-Bone®, Pup-Peroni®, Meaty Bone®, Snausages® and Pounce®, Del Monte products are found in nine out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE: DLM) visit the Company’s website at www.delmonte.com.
Del Monte. Nourishing Families. Enriching Lives. Every Day.TM
Forward-Looking Statements
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and related matters, including the expected cost environment, the expected impact of pricing actions, the expected costs and benefits of the transformation plan, and the expected impact of cost reduction programs and innovation execution.
Factors that could cause actual results to differ materially from those described in this press release include, among others: the accuracy of our assumptions regarding costs and other matters (including expected lower trade promotion in fourth quarter F08 and insurance proceeds expected in fourth quarter F08 related to the pet recall); general economic and business conditions; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, grains (including corn), meat by-products (including fats and oils) and tuna; our ability to increase prices and manage the price gap between our products and competing private label products; our ability to reduce costs; logistics and other transportation-related costs; our pet food and pet snacks recall which began in March 2007 or other product recalls; our debt levels and ability to service and reduce our debt; reduced sales, disruptions, costs or other charges to earnings or expenses that may be generated by our strategic plan and transformation plan efforts; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; efforts to improve the performance and market share of our businesses; changes in U.S., foreign or local tax laws and effective rates; effectiveness of marketing and trade promotion programs; changing consumer and pet preferences; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; availability, terms and deployment of capital; interest rate fluctuations; product liability claims and other litigation; reliance on certain third-parties, including co-packers, our broker and third-party distribution centers or managers; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired businesses; weather conditions; crop yields; any acceleration of our departure from Terminal Island, CA; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations and import/export regulations or duties; wage rates; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.
Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and most recent quarterly report on Form 10-Q. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
Under the Company’s $200 million, three-year stock repurchase authorization, repurchases of the Company’s common stock may be made from time to time through a variety of methods, including open market purchases, privately negotiated transactions, and block transactions. Del Monte Foods Company has no obligation to repurchase shares under the authorization. The Company may suspend or discontinue repurchases at any time.
Our declaration of future dividends, if any, is subject to final determination by our Board of Directors each quarter after its review of our then-current strategy, applicable debt covenants, and financial performance and position, among other things.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
	2008	2007	2008	2007
		(Unaudited)
Net sales	$1,001.1	$907.2	$2,692.7	$2,474.8
Cost of products sold	747.9	654.0	2,020.5	1,812.7

Gross profit	253.2	253.2	672.2	662.1
Selling, general and administrative expense	134.4	142.7	427.6	428.8

Operating income	118.8	110.5	244.6	233.3
Interest expense	38.8	42.2	117.8	115.6
Other income	(1.1)	(0.6)	(2.2)	(0.2)

Income from continuing operations before income taxes	81.1	68.9	129.0	117.9
Provision for income taxes	27.8	23.8	45.5	41.7

Income from continuing operations	53.3	45.1	83.5	76.2

Income (loss) from discontinued operations before income taxes	0.1	2.2	(1.3)	(0.5)
Provision (benefit) for income taxes	0.1	0.8	(0.5)	(0.2)

Income (loss) from discontinued operations	—	1.4	(0.8)	(0.3)

Net income	$53.3	$46.5	$82.7	$75.9

Earnings per common share (EPS)
Basic:
Basic Average Shares	199,477,668	201,861,749	201,651,735	201,161,445
EPS — Continuing Operations	$0.27	$0.22	$0.41	$0.38
EPS — Discontinued Operations	—	0.01	—	—

EPS — Total	$0.27	$0.23	$0.41	$0.38

Diluted:
Diluted Average Shares	201,350,912	204,377,874	204,130,903	203,464,803
EPS — Continuing Operations	$0.26	$0.22	$0.41	$0.37
EPS — Discontinued Operations	—	0.01	—	—

EPS — Total	$0.26	$0.23	$0.41	$0.37

Del Monte Foods Company — Selected Financial Information
Net Sales by Segment
(in millions)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
Net Sales:	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Consumer Products	$624.8	$551.0	$1,662.9	$1,538.1
Pet Products	376.3	356.2	1,029.8	936.7

Total company	$1,001.1	$907.2	$2,692.7	$2,474.8

Operating Income by Segment
(in millions)

	Three Months Ended		Nine Months Ended
	January 27,	January 28,	January 27,	January 28,
Operating Income:	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Consumer Products	$65.3	$52.4	$124.9	$130.8
Pet Products	69.6	77.2	165.1	167.5
Corporate (a)	(16.1)	(19.1)	(45.4)	(65.0)

Total company	$118.8	$110.5	$244.6	$233.3

(a)	Corporate represents expenses not directly attributable to reportable segments. For each of the three month periods ended January 27, 2008 and January 28, 2007, Corporate includes $5.2 of transformation-related expenses, including all severance-related restructuring costs. For the nine months ended January 27, 2008 and January 28, 2007, Corporate includes $12.9 and $25.2 of transformation-related expenses, respectively, including all severance-related restructuring costs.

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	January 27,	April 29,
	2008	2007
		(derived from
		audited financial
	(Unaudited)	statements)
ASSETS

Cash and cash equivalents	$21.2	$13.0
Trade accounts receivable, net of allowance	243.1	261.1
Inventories	1,025.6	809.9
Prepaid expenses and other current assets	103.7	132.5

TOTAL CURRENT ASSETS	1,393.6	1,216.5

Property, plant and equipment, net	705.1	718.6
Goodwill	1,381.3	1,389.3
Intangible assets, net	1,193.2	1,198.6
Other assets, net	30.0	38.5

TOTAL ASSETS	$4,703.2	$4,561.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$490.9	$508.7
Short-term borrowings	171.4	21.8
Current portion of long-term debt	37.1	29.4

TOTAL CURRENT LIABILITIES	699.4	559.9

Long-term debt	1,922.2	1,951.9
Deferred tax liabilities	375.9	368.0
Other non-current liabilities	242.4	229.5

TOTAL LIABILITIES	3,239.9	3,109.3

Stockholders’ equity:
Common stock	$2.1	$2.1
Additional paid-in capital	1,031.6	1,021.7
Treasury stock, at cost	(183.1)	(133.1)
Accumulated other comprehensive income	16.6	24.4
Retained earnings	596.1	537.1

TOTAL STOCKHOLDERS’ EQUITY	1,463.3	1,452.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,703.2	$4,561.5

DEL MONTE FOODS COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine Months Ended
	January 27,	January 28,
	2008	2007
	(unaudited)
OPERATING ACTIVITIES:
Net income	$82.7	$75.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78.5	74.9
Deferred taxes	14.1	17.5
Gain on asset disposals	(8.3)	(0.9)
Stock compensation expense	5.2	10.6
Other non-cash items, net	(2.1)	2.6
Changes in operating assets and liabilities	(170.1)	(160.4)

NET CASH PROVIDED BY OPERATING ACTIVITIES	—	20.2

INVESTING ACTIVITIES:
Capital expenditures	(66.4)	(51.3)
Net proceeds from disposal of assets	17.2	16.7
Net cash used in business acquisitions	—	(1,310.7)
Decrease in restricted cash	—	43.3
Other, net	(0.4)	—

NET CASH USED IN INVESTING ACTIVITIES	(49.6)	(1,302.0)

FINANCING ACTIVITIES:
Proceeds from short-term borrowings	483.4	739.9
Payments on short-term borrowings	(333.8)	(553.7)
Proceeds from long-term debt	—	745.0
Principal payments on long-term debt	(22.0)	(60.0)
Payments of debt-related costs	—	(10.0)
Dividends paid	(24.3)	(24.1)
Issuance of common stock	3.7	12.2
Purchase of treasury stock	(50.0)	(6.6)
Excess tax benefits from stock-based compensation	0.1	0.6

NET CASH PROVIDED BY FINANCING ACTIVITIES	57.1	843.3

Effect of exchange rate changes on cash and cash equivalents	0.7	(0.5)

NET CHANGE IN CASH AND CASH EQUIVALENTS	8.2	(439.0)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	13.0	459.9

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$21.2	$20.9

# # #
CONTACTS:

Media Contact	Analyst/Investor Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com